EXHIBIT 99
SHAREHOLDER LETTER DATED MAY 8, 2006

May 8, 2006

Dear Positron Shareholder,

Thank you for your interest and support in Positron Corporation (OTCBB: POSC). We are very excited with the developments and progress the Company has made over the past nine months and look forward to great success in the future.

In January, Positron’s joint venture with Neusoft Medical Systems of Shenyang, China officially commenced business operations. The Neusoft Positron Medical Systems joint venture brings a number of key elements to Positron which will position the company as a leader in the PET and PET/CT industry.  Through the joint venture Positron will benefit from direct purchasing, mass manufacturing, expanded R&D capabilities and the addition of CT imaging.  The manufacturing savings realized through the joint venture partnership will dramatically lower our cost of goods, labor rates, and component pricing allowing Positron to be more efficient and effective in the global marketplace.

Positron is the pioneer in PET imaging and has always been the leader in cardiac PET imaging technology, and will continue to enhance its product line through extensive R&D and product innovations. The recent addition of Positron’s clinically experienced management team will guide the positioning of current and future devices that will meet the needs of customers and gain maximal acceptance in the industry.  Our goal is to provide new and existing Positron customers with the best quality, cost-effective PET products and service solutions in the market.  In the coming months we will improve our competitive position in the oncology market with the delivery of our technically advanced and inexpensive PET/CT.

Positron continues to align with top institutions and medical professionals in the imaging industry to stimulate research publication and further demonstrate the benefit of Positron products.  Positron intends to leverage the success of its strategic relationships with PET institutions to be a leader in the paradigm shift that will demonstrate the cost-effectiveness of cardiac PET diagnosis and coronary disease treatment that is superior in cost savings and patient health compared to that of larger surgical centers.  Many of these institutions have gained significant local and federal attention as the potential cost-effective solution to the detection and management of Medicaid and Medicare patients.  The objectives of Positron are to sell its technologically advanced PET and PET/CT systems at significantly lower prices that will compete with all comparable imaging technologies and to position Positron as the preferred clinical and research device for the 7,000 Community Hospitals and private imaging centers throughout North America and eventually the global market. We believe that within the next 12 to 48 months the Company will approximately sell 100-300 current mPower design PET scanners, service contracts and advanced software development applications. With the above stated sales targets, on current Positron product offerings, the Company will see total revenues in the rage of approximately $60-$200 million over the course of 48 months. Additionally, we would expect an increase of 200-300% in targeted revenues if the Company’s R&D efforts meet current expectations.

Positron is working to create innovative imaging technologies and clinical solutions through our strategic relationships with Neusoft Medical Systems and Quantum Molecular Technologies. Positron’s objective is to aggressively expand and build it molecular imaging and PET solutions portfolio. The next generation PET, PET/CT and comprehensive molecular imaging solutions are currently under development.  The future for Positron technology and PET is focused on solid-state electronics, organ specific imaging devices, advanced software applications as well as sophisticated molecular tracers. Our objective is to position Positron as one of the most evolutionary molecular imaging companies in the world.

We will be sending out company updates through Positrons website, investor correspondence and through press releases.  Please send us your email and contact information to investor@positron.com.

Regards,

Joseph G. Oliverio

President
Positron Corporation

This statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance and may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Positron Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the Securities and Exchange Commission.

1304 Langham Creek Dr. #300, Houston TX  77084  (p) 281/492-7100 (f) 281/492-2961